Exhibit 99.1

              Callidus Software Reports First Quarter 2004 Results

                       Q1 Revenues Up 25%, Year over Year

    SAN JOSE, Calif., April 21 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), the leader in Enterprise Incentive Management (EIM) software systems, today announced financial results for the first quarter ended March 31, 2004 consistent with its revised outlook provided on March 29, 2004.
    Total first quarter revenues grew 25% to $16.5 million compared to $13.1 million in the first quarter of 2003. First quarter net loss was $6.1 million, or ($0.25) per share, compared to a net loss of $0.4 million, or ($0.26) per share, for the first quarter of 2003.
    Non-GAAP net loss for the first quarter was $4.3 million, or $0.18 per share, as compared to non-GAAP net income of $0.6 million, or $0.03 per share in the first quarter of 2003. A reconciliation between GAAP and non-GAAP information is contained in the attached tables.
    "Maintenance and service revenues were up year-over-year; however, product revenues were significantly below our initial expectations for the quarter. Callidus' financial results are dependent on a relatively small number of large software license transactions that often close at the end of a quarter. In this quarter, we failed to close several transactions due to customers' merger and acquisition activities. In addition, a number of customers did not conclude contracts for their own internal reasons which resulted in a shortfall of our license revenues and negatively impacted our bottom line," said Reed Taussig, president and CEO of Callidus Software.
    "We believe that our prospective customers remain committed to Callidus and that many will join our list of top quality customers, which includes:
AT&T Wireless, BMC Software, CUNA Mutual Insurance, JP Morgan Chase & Co. and SBC Communications. We remain enthusiastic about our prospects, given the emerging opportunity of the EIM market, our strong product position and our dedication to customer satisfaction," continued Taussig.

    Q1 2004 Financial Summary

    -- License revenues were $4.5 million, declining 41% year-over-year.
    -- Maintenance and service revenues were $11.9 million; increasing 120%
       year-over-year.
    -- Operating expenses, excluding stock-based compensation, were $12.1 million in Q1 2004, an increase of $4.5 million from Q1 2003. The increase is the result of continued investment in all areas of the business to drive future growth and meet the needs of a public company.
    -- Operating cash flow for the quarter was approximately breakeven.  Cash and investments totaled $79.3 million on March 31, 2004.
    -- Days Sales Outstanding (DSO) in accounts receivable at the end of the quarter was 66 days, compared to 51 days at the end of the fourth quarter of 2003.

    Q1 2004 Business Highlights

    -- Gartner Research Note 2004 Sales Incentive Compensation MarketScope report places Callidus Software as the highest rated company in their report.
    -- Callidus ships TrueComp 4.2, combining easy to use rules editing with highly scalable grid computing to satisfy the EIM requirements of the Global 2000.
    -- Forrester Research, Inc. issues a Quick Take report in March recognizing Callidus Software's success, momentum and market leadership.
    -- Richard Furino promoted to Vice President, North American Services and
       Support. Rick joined Callidus in November 2003 from Washington Mutual, a Callidus customer, where he was Senior Vice President of the Technology Services Group managing an engineering organization of over 1,000.

    Guidance

    -- Second quarter 2004 total revenues are expected to be approximately
       $21.0 million. License revenues are expected to be about $9.0 million. -- Second quarter 2004 net loss per share, on a GAAP basis, is projected to be approximately ($0.08) and non-GAAP net loss per share, excluding stock-based compensation, is expected to be approximately ($0.01), equal to the current consensus. Basic and diluted weighted average shares outstanding for the second quarter of 2004 is estimated to be
       24.3 million shares.
    -- For the full year 2004, total revenues are expected to be approximately
       $84 million. Net loss per share is expected to be approximately ($0.23) on a GAAP basis and break-even on a non-GAAP basis. Basic and diluted weighted average shares outstanding for the full year 2004 is estimated to be 24.7 million shares.

    IPO Lock-up Expiration
    An estimated 18.3 million shares of common stock will be released from IPO lock-up provisions and will be available to be traded beginning on May 18, 2004. Additionally, an estimated 2.2 million shares of stock options will be exercisable and available to be traded on May 18, 2004.

    Conference Call
    Callidus Software's first quarter 2004 conference call is scheduled for 1:30 p.m. Pacific Daylight Time (PDT), Wednesday, April 21, 2004. The conference call is available via webcast and can be accessed live, and for two weeks after the call, at the Investor Relations section of Callidus Software's website at www.callidussoftware.com. To participate in the call via telephone, the dial in number is 800-299-6183 (international 617-801-9713), passcode 94172908. A replay of the conference call can be accessed after 3:30 p.m. PDT, by calling 888-286-8010 (international 617-801-6888), passcode 72447445.

    About Callidus Software
    Founded in 1996, Callidus Software (www.CallidusSoftware.com) is the leading provider of EIM systems to global companies across multiple industries. Callidus' EIM systems allow enterprises to develop and manage competitive incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp Grid(TM) architecture, Callidus delivers the industry's only EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include Apple Computer, AT&T Wireless, BMC Software, CUNA Mutual Insurance, DIRECTV, Dun & Bradstreet, IBM, JP Morgan Chase & Co., Pennzoil-Quaker State Company, and SBC Communications.

    Non-GAAP Financial Measures
    The non-GAAP information provided in this press release is a supplement to, and not a substitute for, our financial results presented in accordance with generally accepted accounting principles (GAAP) in the United States.
The non-GAAP financial results exclude stock-based compensation expense and in net income situations apply an estimated effective tax rate of 26%. The non-GAAP financial measures provide what we believe is an additional tool for investors to use in understanding our operational results and trends. These non-GAAP financial results are used internally by management to evaluate our operations, plan and forecast for future periods and to allocate resources within the organization. A reconciliation between GAAP and non-GAAP financial measures is included in the accompanying tables.

    Note on Forward-Looking Statements
    The forward looking statements included in this press release, including guidance for the second quarter and full year of 2004, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, increased competition or new entrants in the marketplace and other risks detailed in the company's SEC reports, including its From 10-K, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

    NOTE: Callidus Software, the Callidus Software logo, Everyone Profits, TrueChannel, TrueComp, and TrueInformation, TruePerformance, True Referral, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.


                            CALLIDUS SOFTWARE INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (In thousands, except for per share data)
                                 (unaudited)


                                                     Three months ended
                                                          March 31,
                                                    2004             2003

    Revenues:
       License revenues                            $4,539           $7,708
       Maintenance and service revenues            11,923            5,427

          Total revenues                           16,462           13,135

    Cost of revenues:
       License revenues                               263              498
       Maintenance and service revenues             8,610            4,271

          Total cost of revenues                    8,873            4,769

    Gross profit                                    7,589            8,366

    Operating expenses:
       Sales and marketing                          6,400            3,554
       Research and development                     3,710            2,703
       General and administrative                   1,972            1,282
       Stock-based compensation                     1,744            1,120

          Total operating expenses                 13,826            8,659

    Operating loss                                 (6,237)            (293)

    Interest expense                                  (79)             (96)
    Other income, net                                 272               20

    Loss before provision for income taxes         (6,044)            (369)

    Provision for income taxes                         25                -


    Net loss                                      $(6,069)           $(369)

    Basic net loss per share                       $(0.25)          $(0.26)
    Diluted net loss per share                     $(0.25)          $(0.26)

    Shares used in basic per share
     computation                                   23,988            1,401
    Shares used in diluted per share
     computation                                   23,988            1,401


                            CALLIDUS SOFTWARE INC.
            RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

                  (In thousands, except for per share data)
                                 (unaudited)


                                                   Three months ended
                                                         March 31,
                                                  2004               2003


    GAAP net loss                               $(6,069)            $(369)

    Add back:  Stock-based compensation           1,744             1,120
    Add back:  Provision for income
     taxes                                           --                --

    Non-GAAP income (loss) before
     income taxes                                (4,325)              751

    Non-GAAP provision for income taxes (26%)        --               195


    Non-GAAP net income (loss)                  $(4,325)             $556

    Non-GAAP diluted net income (loss)
     per share                                   $(0.18)            $0.03

    Shares used in diluted per share
     computation                                 23,988            19,947


                            CALLIDUS SOFTWARE INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (unaudited)

                                                March 31,       December 31,
    Assets                                        2004              2003

    Current assets:
      Cash and cash equivalents                  $43,647           $56,330
      Short-term investments                      35,660            23,936
      Accounts receivable, net                     9,417            14,850
      Prepaid and other current assets             1,758             1,511

            Total current assets                  90,482            96,627

    Property and equipment, net                    3,071             2,721
    Intangible asset                               1,900             2,000
    Deposits and other assets                        931               851

            Total assets                         $96,384          $102,199

    Liabilities and Stockholders' Equity

    Current liabilities:
      Current portion of long-term debt             $655              $694
      Accounts payable                             2,658             3,504
      Accrued payroll and related expenses         3,628             3,638
      Accrued expenses                             3,649             3,542
      Deferred revenue                             7,394             7,930

            Total current liabilities             17,984            19,308

    Long-term debt, less current portion             370               520
    Deferred rent                                    194               180
    Long-term deferred revenue                       475               693

            Total liabilities                     19,023            20,701



    Stockholders' equity
      Common stock                                    24                24
      Additional paid-in capital                 184,152           184,343
      Deferred stock-based compensation           (7,344)           (9,328)
      Notes receivable from stockholders             (83)              (83)
      Other comprehensive income                     427               288
      Accumulated deficit                        (99,815)          (93,746)

            Total stockholders' equity            77,361            81,498

            Total liabilities and
             stockholders' equity                $96,384          $102,199

SOURCE  Callidus Software Inc.
    -0-                             04/21/2004
    /CONTACT: Investor Relations: Jon Pexton, +1-408-808-6577, or ir@callidussoftware.com, or Press, Jane Le Fevre, +1-408-808-6511, or pr@callidussoftware.com, both of Callidus Software Inc./
    /Web site:  http://www.callidussoftware.com /
    (CALD)

CO:  Callidus Software Inc.
ST:  California
IN:  CPR STW
SU:  ERN CCA ERP